ITEM 77 C (vi)
A Special Meeting of Shareholders of Riggs
Intermediate Tax Free Bond Fund, a portfolio of Riggs Funds, was held on September 25, 2003.  The following
items, which are required to be reported under this SUB-
ITEM 77C, were voted on at the meeting:
To approve or disapprove a proposed Agreement
and Plan of Reorganization pursuant to
which Federated Intermediate Municipal Trust, a
portfolio of Intermediate Municipal
Trust, would acquire all of the assets of Riggs
Intermediate Tax Free Bond Fund in
exchange for Shares of Federated Intermediate
Municipal Trust to be distributed pro rata
by Riggs Intermediate Tax Free Bond Fund to its
shareholders, in complete liquidation
and termination of Riggs Intermediate Tax Free
Bond Fund.
         Shares voted affirmatively ....2,853,764.327
	Shares voted negatively ......      .000
	Shares abstaining ........           .000

The Definitive Proxy Statement for this Special
 Meeting was filed with the Securities and Exchange
Commission on August 21, 2003, and is incorporated by reference. (File No. 811-4017)